EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q4 2006 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: Mar. 29. 2007 / 4:30PM ET

CORPORATE PARTICIPANTS

Christine Lumpkins

Integrated Corporate Relations—SVP

Ray Brunner

Design Within Reach—President, CEO

John Hellmann

Design Within Reach—CFO

CONFERENCE CALL PARTICIPANTS

Lauren Levitan

Cowen and Company—Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to this Design Within Reach fourth quarter 2006 earnings conference call. Today’s call is being recorded. At this time, all participants are on a listen only mode.

Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for your questions. I would like to remind everyone that today’s call is being recorded.

I will now turn the program over to Christine Lumpkins with Integrated Corporate Relations. Please go ahead.

Christine Lumpkins —Integrated Corporate Relations—SVP

Thank you. Good afternoon ladies and gentlemen, and welcome to Design Within Reach’s fourth quarter and year end 2006 conference call. On the call today is Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer.

By now, everyone should have had access to the preliminary fourth quarter earnings release, which went out earlier today. If you have not received your release, it is available on the Investor Relations portion of Design Within Reach’s website at www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them.

We refer all of you to Design Within Reach’s most recent filings including its most recent quarterly report on Form 10-Q with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those projected in any forward looking statements. This presentation will discuss product margin, which is a non-GAAP financial measure.

We believe product margin is an important measure to better understand our operating performance. We’ve included a table reconciling product margin to GAAP gross margin in our earnings release along with an explanation of why we believe product margin is a useful measure.

We have also posted our earnings release, which includes our reconciliation table on our corporate website at www.dwr.com. With that, I would like to turn the call over to Ray Brunner, President and CEO.

Ray Brunner —Design Within Reach—President, CEO

Good afternoon everyone and thank you for joining us today as we discuss our preliminary results for the fourth quarter and year-ended December 30, 2006.

On today’s call, I’ll provide you with a brief overview of Q4 and our 2006 year-end results, plus a discussion of our progress on the turnaround and our goals. John Hellmann will provide additional detail on our operating and financial results as well as guidance before I make a few concluding remarks and we open the call to your questions. Now on to the preliminary results.

2006 was indeed a challenging year, but overall we’re pleased with our performance over the past six months. When I took over as CEO in May, our financial performance was struggling and our future was in question. By late May, we had outlined a recovery plan and implemented a number of corrective actions designed to improve short-term results and position DWR for future growth.

These actions included significantly reducing corporate overhead, eliminating non-productive categories, liquidating excess inventory, re-establishing our marketing and promotion calendar, re-evaluating the executive team, reinstituting our financial disciplines and controls, and the elimination of brick and mortar CapEx for 2006 that had not already been put into the works.

While we still have a great deal of work to do, especially in the IT areas, our top line repair is well underway and expenses are once again decreasing as a percentage of sales. In 2006, we delivered approximately $178 million in sales, exceeding both our guidance of $170 million and our internal target of $175 million. This was driven primarily by increases in our comp studios and web sales in the back half of the year. Our studio sales team responded well to our efforts to grow the top line and delivered healthy comp sales growth. In addition, seven new studios and a DWR Annex opened during the year.

Our overall direct channel, that is combined phone and web, also showed improvement in year-to-year trend. However, for the year the direct channel remains down, despite significant efforts and comp gains in the back half of the year.

We’re seeing continued improvement in our web channel and our phone channel has stabilized following the restaffing of the phone team and our renewed focus on customer service and sales. We’ve begun to explore methods and programs for developing the web as a unique vehicle rather than just an uber phone and in the first quarter of 2007, we went live with our new web chat feature.

Throughout 2007, we will be updating and improving DWR’s web platform to bring this important tool into the 21st Century.

Product margin continues to be one of our biggest opportunities. We exited 2006 with approximately 46%, roughly flat with the level we entered the year, primarily due to write-downs and reserves taken during the back half of the year. In the fourth quarter, we continued to clean up our discontinued and overstocked items as well as clean up our scratch and dent inventory.

In 2005 and into 2006, the company aggressively introduced new styles and programs, the majority of which were less than successful, resulting in a significant slowdown in inventory turns, the three from the six we had experienced in prior years, and requiring the excessive clean up and markdowns we experienced in Q4 of 2006.

As we’ve indicated previously, shipping margins continued to erode, which has impacted our combined margin. However, shipping margins began to move toward zero in Q4 as our new distribution center management focused on reducing claims and improving our home delivery network and pricing. A new delivery pricing went into effect in mid-January and should provide us with substantially lower distribution costs as well as improved quality.

In 2007, we are targeting a zero shipping margin. It is our opinion that shipping is not a profit center, but a service. Our goal is to provide our clients with the best possible service at a reasonable price. Management is clear on the points that our business is selling quality design products to a discerning clientele, not trucking.

On the expense side of the business, we continue to carefully control costs and drive operating leverage. Since the second quarter of 2006, we reduced payroll at headquarters by over $1 million.

However, expenses continue to be heavily impacted by fees associated with our Q2 and Q3 reconciliation of the accrued inventory sub-ledger and the general ledger, as well as our continued inability to get the books closed in a timely manner, seriously impacting the audit costs associated with each quarter and year-end.

In addition, we’ve incurred significant costs in documenting and implementing our stock compliance programs.

On the next income line, our preliminary — on the net income line, excuse me, our preliminary estimated loss for 2006 is between $(0.57) and $(0.59) cents a share. This includes approximately $1.9 million, or roughly $0.08 a share, in non-recurring charges, primarily related to inventory write-downs for damage and unsaleable products, professional fees associated with Sarbanes-Oxley, professional fees related to reviewing our second quarter, and consulting fees associated with the completed reconciliation of the accrued inventory sub-ledger and general ledger. The objective of this time consuming and costly scrubbing of our financial controls was to place us in a clean position as we entered 2007.

Today, our cash position is stable. We ended the year with approximately $7 million in cash and cash equivalents. We stopped all non-essential CapEx and replaced our existing $10 million credit facility with a new $20 million facility. We have no debt and sufficient operating capital to execute our turnaround plan.

Let me take a few minutes to outline our goals and update you on our progress to date. Our main objective is to return Design Within Reach to profitability in 2007 and position the company for growth in 2008 and beyond. Our first priority is to improve our financial disciplines. We’re instituting a culture of accountability and responsibility in our finance area, that is designed to provide accurate and timely information to our business unit managers, as well as to our investors. Given the amount of past issues, this is taking longer than anticipated, but we are slowly and carefully moving toward compliance with filing deadlines and Sarbanes-Oxley.

Longer term, we intend to achieve a gross margin of 50%. Initially, we will restore gross margins to the 2004 level, or approximately 47%, and within three years, we expect to bring our margins up to 50%. We’ll accomplish this by eliminating non-productive SKUs and categories in the short-term and developing resources outside of Europe in the longer term.

By the end of 2006, we cleared nearly all of our kids and bedding inventory and reduced our core range to 750 to 800 styles. We’ve re-established drop ship programs with many of our vendors, enabling product to go directly from the vendor to the consumer and reduce DWR inventory investment. In 2007, we will strengthen our efforts to improve brand awareness among our target consumers.

Based on extended and expensive research and testing we have confirmed that DWR customers in urban areas spend 20% more than customers in other areas, and prospects in urban areas spend 50% more than prospects in other areas. We’re addressing these markets and broadening our brand reach through the introduction of our print advertising in key urban areas using both newsprint and select lifestyle publications, expanding online advertising, increasing book circulation to our house file, and the expansion of co-branded promotions.

To ensure the entire organization is on message, we’ve implemented a company-wide messaging calendar that facilitates clear communication and improved awareness of product and marketing objectives.

The Herman Miller Serious Sale provides us a great example of the effectiveness of these efforts. This event is held in the fourth quarter annually. By wrapping the sale around the 50th anniversary of the Eames lounge, ensuring that our communications in each channel delivered a consistent message through newsprint and studio presentations and events, and ensuring that every sales executive in our studios and on our phones was provided the information and training necessary for them to do their jobs, we realized a 25% lift in year-over-year sales for the event.

Creatively, our direct marketing is beginning to evolve as we reduce the density in the products in our books in order to better focus on the stories behind our core product and the designers who created them. Two weeks ago, we launched the inaugural issue of our annual book. This book focuses on our core product assortment and is distributed exclusively to our best customers and key influences within the design community. The annual book allows us to free up space in our other books to launch new products and more effectively communicate our message.

We continue our efforts to improve per book productivity as we update our list management strategy to focus on our core audience. In 2006, we circulated approximately 6 million books, down 50% from the 12 million in 2005, and the net effect was very positive. We had an almost 60% increase in demand for books year-over-year. While overall circulation was cut to random prospects, we increased distribution to our most loyal customers and our requesters. And, they responded with a significant increase in average dollars per book.

In 2007, we will reduce our circulation by another 25%. Eventually, our book will represent approximately 50% of our total marketing dollars. For comparison, in 2005, the catalog accounted for roughly 95% of our marketing expense. As we discussed in our last call, some of the marketing dollars we saved from cutting circulation are being redeployed to other vehicles, including a national advertising campaign aimed at furthering the brand reach and acquiring new clients.

Our first test, which began in the fall, was to invest in select print media advertising in the New York Times and the Wall Street Journal. The test has proven successful in the New York market. Prior to the new ad campaign, growth rates in New York were lower than the rest of the country by approximately 800 basis points. Today, that region is approximately 1,300 basis points above the rest of the country, a swing of 2,100 basis points in only six months. We will use the lessons learned in New York to expand our media marketing efforts in other key urban markets. As we continue to reposition our marketing spend, you will also see an increase in our web investment to expand banner advertising and affiliate and search programs while leveraging our print media buy.

Our main vehicle for future growth is our web business. We believe the web offers the greatest potential for long-term sales and profit growth. The web enables us to expose the customer to our full product assortment and is an effective vehicle for low cost customer prospecting, penetrating new markets, testing new products, and building a DWR community. We currently have over 600,000 subscribers to our online newsletter, up from approximately 375,000 at the end of 2005. Our new blog is becoming quite active. In late 2007, we will be launching our new DWR website, redesigned to better serve the needs of our customers and the DWR community in the 21st Century.

Finally, we plan to explore co-branding efforts and develop relationships with key media partners to expand PR efforts and programs. Watch for our June book cover to announce our first programming launch. Our overriding mission is to increase client loyalty and repeat purchases through high quality customer service and a positive DWR experience.

The final mile, our in-home delivery, has long been the Achilles’ heel in this effort. In mid-January, we introduced our threshold and Room of Choice shipping options and our new rate charge. Room of Choice is quickly becoming our number one delivery option. We’re continuing to evaluate our shipping service and our rates, and plan to add at least one rate bracket in the spring. We’re very near break-even on the program and are confident we will continue to gain experience with the model and make adjustments, that we will reach a break-even on shipping for the year.

2007 will be a year of focusing the organization’s efforts, reestablishing operating disciplines, expanding our brand awareness, and returning to profitability.

With that, I’ll turn the call over to John to provide the financial details of the quarter and the year. John?

John Hellmann —Design Within Reach—CFO

Thanks Ray. Thank you all for joining us today for our fourth quarter and year-end 2006 conference call.

As many of you are probably aware, we completed the filing of our 10-Qs for the quarters ending July 1, 2006 and September 30, 2006. However, our fourth quarter and year-ended 2006 results are preliminary.

We were unable to file our annual report on Form 10-K for the year ended December 30, 2006 by the March 15th deadline due to delays in completing our year-end closing process as a result of the time spent on the previously completed review of the second quarter 2006 and the reconciling of the accrued inventory sub-ledger to the general ledger.

We continue to work on the year-end closing process and will file our 10-K as soon as it is completed and our audit is finalized. We are focused on increasing the strength of our finance and accounting team to position Design Within Reach to report on time in 2007. As Ray mentioned, financial discipline and timely filing is a must for 2007 and the entire finance and accounting team is focused on making this happen.

Turning to our results — net sales for the fourth quarter of 2006 were approximately $50 million, a 21% increase compared to $41.4 million for the corresponding period last year. Product revenue for the fourth quarter was approximately $46 million compared to $37.1 million for the fourth quarter of 2005, an increase of over 23%. Shipping revenue for the quarter was approximately flat at $4 million. Net loss for the quarter was between $(0.13) and $(0.15) per diluted share compared to a net loss of $(0.28) per diluted share in the fourth quarter of 2005.

Included in the quarter results is approximately $1.9 million of charges primarily related to inventory write-downs and professional consulting fees associated with Sarbanes-Oxley compliance, the review of the second quarter, and the completed reconciliation of the accrued inventory sub-ledger to the general ledger.

For the year ended 2006, net sales increased to approximately $178 million, compared to $158.2 million in 2006. Product revenue for the year ended 2006 was approximately $162 million, an increase of approximately 15%, compared to $141.5 million for the prior year. Shipping revenue for the year was approximately $16 million versus $16.7 million for the prior year. For the year ended 2006, the net loss was approximately $(0.57) to $(0.59) per share, compared to a net loss of $(0.15) per share in 2005.

Studio sales for the quarter were approximately $31 million, an increase of approximately 27% from the prior year period. Studios continue to post strong results driven by increased sales at existing studios and an increase in the number of studios.

We ended the year with 63 studios and the DWR Annex, an outlet for the return and discontinued merchandise in Secaucus, New Jersey, versus 56 studios open at the end of 2005.

The fourth quarter and year-end 2006 results include approximately $1 million and approximately $1.8 million in sales from the DWR Annex, respectively.

In 2007, we’ll open between two to three studios for which we have already signed leases. The first of which opened in January in New Orleans and is performing well. The second will open in April in Charlotte, North Carolina. We have strong consumer demands in this metropolitan area through our web and mailings already. With the opening in Charlotte, we will begin testing a new approach to market entry for our studios. We will mail approximately 50,000 books to existing clients and select implementers within the Charlotte trade area one month prior to our opening. We believe this effort will pay off in a more rapid ramp up and rapid return on investment. Our third studio is scheduled for Las Vegas. This building is not yet out of the ground and the developer is experiencing delays. We believe this studio may slip to 2008. At this point, we do not plan to replace it in 2007 with an alternate location.

Direct sales for the quarter were approximately $13.5 million, an increase of approximately 4% from $12.9 million in the fourth quarter of 2005. Phone sales continue to improve as a result of a restaffing and a refocusing of the phone team, but are still below last year.

We continue to be encouraged by our web results, which are being driven by online marketing programs, increased web advertising and search engine optimization. The combined result was an improvement in our overall direct sales. For the year, direct sales were approximately $49 million, a decrease of approximately 4% from the prior year, primarily due to the decline in our phone sales during the first half of the year.

As Ray indicated, we can continue to be more efficient with our book circulation. For the fourth quarter, we circulated approximately 1.7 million books versus 3.2 million for the same period last year. While overall circulation decreased, we increased circulation to our house file as we focused circulation on our core customer base. For the year, we reduced circulation by approximately 50% to approximately 6 million books versus 12 million in 2005. However, we increased circulation to our house file. For the year, our revenue for our house file increased 40% to $28 per book versus $22 per book for the prior year period. The decrease in circulation is part of our strategy to focus on marketing efforts on our most profitable customers to reduce customer acquisition costs and become more efficient with our marketing spend.

Product margin for the quarter was approximately 43%, roughly flat from 42.6% in the fourth quarter of 2005. While we were more selective with our product and promotional initiatives in 2006, fourth quarter gross margin was impacted by inventory write-downs, primarily related to a strategic decision to reduce unsaleable and discontinued and overstocked inventory including kids and bedding, to end the year with a clean inventory position. Going forward we anticipate the product margin will more closely mirror mid-2006 levels. For the year ended 2006, product margin was approximately 46%, roughly flat from 46.3% in 2005.

Gross profit margin, which includes shipping and freight margin, for the fourth quarter of 2006 was approximately 40%, compared to 39.4% in the same period last year. We’re able to maintain the 2005 level for the quarter despite higher shipping and handling expenses and our inventory reduction strategy in 2006. For the year ended 2006, gross profit margin was approximately 42% compared to 42.9% for the previous year.

We are once again leveraging our selling, general, and administrative expenses as a percent of sales. However, they remain high. For the fourth quarter of 2006, selling, general, and administrative expense decreased to 45.6% of sales from 52.7% of sales for the prior year, a decrease of over 700 basis points. In dollars, SG&A grew by approximately $1 million to approximately $23 million versus $21.8 million for the same period in 2005. The increase is primarily attributed to an increase in occupancy and payroll costs related to new studios opened. Merchant fees related to increased sales volume. These expenses were partially offset by a reduction in our marketing expense, reduction in stock-based compensation, and depreciation expense.

For the year, selling, general and administrative expenses increased to approximately $87 million or approximately 49% of sales versus $71.4 million or 45.1% of sales for the prior year. The increase is primarily due to excessive spending in the first half of 2006, occupancy and payroll costs and depreciated expense related to new studios opened, severance, Sarbanes-Oxley compliance and other professional fees, as well as merchant fees, related to increased volume. These expenses were partially offset by a decrease in our marketing expenses.

Depreciation and amortization for the fourth quarter decreased to $2.2 million from $2.5 million last year, primarily due to the accelerated depreciation of our IMARC IT system in the fourth quarter of 2005. We continue to move forward with the implementation of a new ERP system and anticipate the new system to come online in Q4. In the meantime, we have made modifications to the IMARC system that have improved its general functionality.

Turning to the balance sheet — as of December 30, 2006, we had approximately $7 million in cash and cash equivalents. We recently entered into a new $20 million five year secured revolving credit facility, including letters of credit of up to $5 million with Wells Fargo Retail Finance. Borrowings under our credit facility are based upon a percentage of eligible inventory and accounts receivable, less certain reserves. We believe this expanded credit line, combined with our cash on hand, will provide sufficient liquidity to fund our operations and anticipated capital expenditures in 2007.

Inventory on hand, excluding inventory in transit at the end of the fourth quarter, was approximately $27 million. This was the result of our strategic initiative I discussed earlier, to reduce unsaleable and discontinued and overstocked inventory in order to end the year with a clean inventory position.

Now turning to guidance — we are maintaining our 2007 guidance. We expect approximately $190 million in sales and a break-even earnings. We expect to see product gross margin continue to improve over the year as we increase our non-European sourcing. We expect selling, general and administrative expenses to continue to leverage as a percent of sales.

Our main area for improved expense control in 2007 and 2008 is within my control. The finance department has had the biggest growth in year-over-year expenses for the last two years. This has been driven by a serious lack of direction and organization within the department, resulting in excessive consulting, auditing, and temporary labor expenditures. My entire team and I are committed to ending this excess in the first half of 2007 and providing our business unit managers with the timely and accurate information they need to properly manage their areas of responsibility.

Our guidance assumes approximately $7 to $9 million in capital expenditures, primarily for a new ERP system, a new web platform, three new studios, and collective store remodels.

With that, I’ll turn the call back over to Ray for his closing remarks.

Ray Brunner —Design Within Reach—President, CEO

Thank you John.

In summary, we continue to see significant growth within the modern design space and believe that we are well positioned to continue to return to profitability in 2007 and position the company for future growth. Today, we are the largest retailer of modern design in the United States and the only retailer in North America who has contracts with the four major suppliers of authentic licensed modern furniture, including Herman Miller, Knoll, Cassina, and Fritz Hansen. While 2006 was a challenging year for us, we believe that many of the challenges are behind us and the progress that we made during the second half of 2006 is establishing a foundation for sustainable growth. As the saying goes, what doesn’t kill you, makes you stronger.

Looking forward, we’re focused on getting back to our core competency, providing high-end design-based product to a luxury consumer and building brand awareness to acquire new customers and inspire repeat purchases. We’ll continue to build brand awareness through our placement in select publications. And in addition, we’re implementing a number of online marketing programs to improve new client acquisition and closure rate on the web. We’ll continue to improve the efficiency of our mailing to a more targeted customer base. And, lastly, we’ll continue to build brand loyalty by delivering the level of customer service that our clients both expect and deserve.

And now, I’d like to open the call for questions. Operator —

Operator

Thank you. [OPERATOR INSTRUCTIONS]

QUESTION AND ANSWER

Operator

And we’ll go first to Lauren Levitan with Cowen and Company.

Lauren Levitan —Cowen and Company—Analyst

Thanks. Good afternoon. Ray, I have a couple questions. The first one is related to the targets that you set. Can you give us a sense of— the last six months you’ve had a lot of heavy lifting, you’ve made a lot improvements, particularly in the expense structure and things like that, and revitalizing some of the sales channels? Can you talk about longer term, what you think realistic operating margin targets might look and what size of the company might look at like, both with and without exploring some of these media and licensing types of opportunities?

And then, for John, I was hoping you could break out for us, even roughly, how that $1.9 million in Q4 impacted the business? How much of that was for the inventory write down and therefore going into cost of goods impacting the SG&A line? Thanks very much.

Ray Brunner —Design Within Reach—President, CEO

Sure Lauren. I’m more than reluctant to discuss top-line past ‘07, but we’re staying with our $190 million number for ‘07. We don’t see ‘07 as a growth year. Obviously, it’s a stabilization year, and if we accomplish all of our objectives we do see interesting opportunities for growth on the top-line that may be similar to the growth DWR enjoyed before we stumbled. The operating margins, I believe that within, as we said in the call, within three years we can have our margin north of 50%. I also believe we can have our expenses south of 40%. I think our expense structure should be in the 38% to 39% range, so from there, the math is the math.

Lauren Levitan —Cowen and Company—Analyst

So, that’s helpful.

Ray Brunner —Design Within Reach—President, CEO

Was there another part to the question?

Lauren Levitan —Cowen and Company—Analyst

No, that was very helpful. I guess the other part of the question on understanding the Q4 results though in terms of how much that impacted gross margin and versus how much was impacted SG&A? Since the product margin was hurt by the write down and liquidation of the kids and bedding product, would you be able to give us a sense of what the product margin trend was excluding that impact, so we could see the path to getting those product margins back to the 50% level?

John Hellmann —Design Within Reach—CFO

Let me answer this. In regards to the $1.9 million, approximately half of it, or $900,000, really impacted our margins. The balance of it, if you will, were the SG&A expenses, SOX, the review of the second quarter, the third quarter for the whole reconciliation of the sub-ledger to the general ledger. So it’s really half and half.

Lauren Levitan —Cowen and Company—Analyst

And I know you said you’d get those down by the— you’d be completed with those consulting and other fees by the end of the first half. Will those be decreasing or should we think about the Q4 level as about the expenses that will be associated with that for the first half of the year?

John Hellmann —Design Within Reach—CFO

For the first half of the year they’re still going to be in that same range, if you will. They’re going to start coming down, if you will, in Q2. So we are going to bring them down and you’ll start seeing the impact in Q3 and Q4. So they will come down from the last quarter.

Lauren Levitan —Cowen and Company—Analyst

And is that incorporated into the break-even guidance, or are you treating that as non-recurring and therefore would exclude it from the break-even?

John Hellmann —Design Within Reach—CFO

Included in our break-even guidance.

Lauren Levitan —Cowen and Company—Analyst

Great, thanks very much and good luck.

Operator

[OPERATOR INSTRUCTIONS]

At this time there are no further questions. I’d like to turn the program back over to Mr. Brunner for any additional or closing remarks.

Ray Brunner —Design Within Reach—President, CEO

Thanks everyone, and we look forward to our Q1 conference call in the very near future. Goodbye.

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